EXHIBIT 5

                                   December 21, 1994



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Registration Statement on Form S-8

Dear Sir/Madam:

      I am Executive Vice President and General Counsel of Textron Inc., a Delaware corporation ("Textron"). As such I have acted as its counsel in connection with the preparation and filing by Textron of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 with respect to the proposed future issuance by Textron of up to 5,000,000 shares of its Common Stock, par value $.125 per share (the "Securities"), pursuant to the Textron 1994 Long-Term Incentive Plan.

      I am familiar with Textron's Restated Certificate of Incorporation and By-laws, each as amended to date, and I have examined such corporate proceedings of Textron and such matters of law as I have deemed necessary to enable me to render this opinion.

      Based  upon the foregoing, it is my opinion that  when
the   Securities  have  been  sold  as  described   in   the
Registration Statement, they will be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Thomas D. Soutter
                                   Thomas D. Soutter
                                   Executive Vice President
                                   and General Counsel